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                                                                      EX-99.B11

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 5 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 6, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of Vanguard Tax-Managed Fund, which are also incorpo-rated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "General Infor-mation" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.

PRICE WATERHOUSE LLP
Philadelphia, PA

April 23, 1998